EXHIBIT 10.2

                       MASTER EQUIPMENT BAILMENT AGREEMENT
                       -----------------------------------


This Master Equipment Bailment Agreement is dated as of March 10, 2005 (this "Agreement") and is by and between FORD MOTOR COMPANY ("Ford") and VISTEON CORPORATION ("Visteon"). Each of Ford and Visteon is herein referred to as a "party" and collectively the "parties."

                                 R E C I T A L S

         A. Pursuant to that certain Funding Agreement dated as of the date hereof, Ford has, among other matters, agreed to acquire and pay for certain Equipment (as defined below) associated with the production of Components for Ford at the Plants.

         B. This Agreement establishes the terms and conditions under which Ford will loan such Equipment to Visteon to be held and used in accordance with this Agreement. The loan of the Equipment shall be deemed to be a bailment.

The parties agree as follows:

1. Definitions: The following capitalized terms shall have the meanings specified below unless otherwise specifically stated.

     "Approved Capital Expenditure" means the following Capital Expenditures:

           a. Capital Expenditures for Equipment listed on Exhibit A, each of which represents a Capital Expenditure that was committed by Visteon before January 1, 2005 where less than one-half of the full amount of the Project was paid as of January 1, 2005; and

           b. Capital Expenditures for Equipment where the Capital Expenditure has not yet been committed by Visteon and which is subsequently approved in writing by Ford's Executive Director, Global FM&SP Purchasing.

         "Capital Expenditure" includes spending for Equipment that would be carried on books of account as assets in accordance with United States GAAP together with associated capitalized spending for installation. Capital Expenditures may include expenditures for replacements of Equipment, but will cover repairs only if title to the Equipment undergoing the repair is transferred to Ford.

         "commit" or "committed" or "commitment" refers to approved spending related to an entire Project involving one or more purchase orders between Visteon and an equipment supplier for the purchase of Equipment related to a Ford product program.

         "Components" has the meaning specified in the P&SA.

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         "Equipment" means the assets covered by this Agreement that are not currently owned by Visteon, which shall include only machinery, equipment, tooling, and fixtures that do not constitute real property, and associated software, accessories and other assets that meet the following criteria and otherwise meet the requirements for Ford to pay for and acquire as provided in this Agreement:

          a. They will be used primarily for the manufacture of Components, unless otherwise agreed in writing by Ford; and

          b.   They will be installed in a Plant.

         For the avoidance of doubt, the term "Equipment" does not include tooling purchased by Ford and provided to Visteon in the ordinary course of business.

         "P&SA" means that certain Purchase and Supply Agreement dated as of December 19, 2003 between Ford and Visteon.

         "Plants" means the Visteon manufacturing facilities listed on Exhibit B hereto.

         "Project" refers to a group of Capital Expenditures that relate to a single spending project designed to facilitate Visteon's manufacture of a Component or group of related Components to Ford.

2. Purchase of Equipment: Upon Visteon's request, Ford will purchase Equipment on the following terms:

2.1 (a) For Approved Capital Expenditures that are not listed on Exhibit A, Ford will select the supplier and negotiate the price and project detail with the supplier. At Ford's request and (subject to Section 2.1(b)) at Visteon's expense, Visteon will assist Ford with the procurement of the Equipment. Such assistance shall include, without limitation, identifying the supplier, negotiating the price and project detail with the supplier and providing reasonable and customary engineering and other expertise necessary or desirable to assure that the supplier is capable of performing the work and that the statement of work and specifications for the Equipment are adequate. Ford (or its designee) and the supplier will enter into a purchase order on terms specified by Ford. Visteon will then manage the procurement of the Equipment and arrange and be responsible for its proper installation.

           (b) As Equipment for those Approved Capital Expenditures contemplated by Section 2.1(a) above is received by Visteon, Visteon shall promptly report to Ford its receipt and confirm that the payment was properly due and payable (i.e., the work for which the payment was due had been performed in accordance with the supply contract and the equipment has proved out in accordance with Ford's requirements). At Ford's request, Visteon shall provide appropriate supporting documentation regarding its conclusion that the payment was properly due and payable no later than ten (10) business days before the payment is due or, if later, five business days after Ford requests the documentation. As invoices for such Approved Capital Expenditures are received from the suppliers and Visteon has confirmed receipt and prove out, Ford (or its designee) shall promptly pay amounts due under such invoices as required by subsection 2.1(a).

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           (c) For Approved Capital Expenditures that are included in Projects listed on Exhibit A, Visteon will manage the procurement of the Equipment and arrange for its installation. Ford (or its designee) will pay the unpaid balance of Approved Capital Expenditures up to the amount specified in the purchase order for any such Approved Capital Expenditures, excluding any amounts that become due to the supplier as a result of Visteon's default under the purchase order.

           (d) Ford (or its designee) will take title to the Equipment related to Approved Capital Expenditures. Visteon will pay for any costs under a purchase order that do not constitute Approved Capital Expenditures and for any costs that exceed the amounts originally specified in the applicable purchase order unless otherwise approved by Ford; provided that if cancellation costs become due and payable under the purchase order as a result of Ford's cancellation of a program, then Ford shall be responsible for such cancellation costs in accordance with Visteon's standard purchase order terms and conditions, subject to audit.

           (e) Ford may, at its option, require Visteon to assign to Ford or its designee the applicable purchase order for any Approved Capital Expenditures that are included in Projects listed on Exhibit A. Such assignment shall be in the form attached hereto as Exhibit C. If Ford elects to require such assignment, then invoicing and payment will be handled as described in Section 2.1(b). If any such purchase order is not or cannot be assigned to Ford, then as invoices for Approved Capital Expenditures that are included in Projects listed on Exhibit A are received from the suppliers, Visteon shall pay the invoices and then shall promptly submit such invoices to Ford for reimbursement, along with appropriate supporting documentation showing that payment was properly due and payable (i.e., the work for which the payment was due had been performed in accordance with the supply contract and the equipment has proved out in accordance with Ford's requirements). Ford shall promptly reimburse Visteon for any such invoices, but in any event within 30 days of Ford's receipt of any such invoice. All such invoices shall be sent to:

                      Ford Motor Company
                      One American Road
                      Dearborn, Michigan 48126
                      Attention:  Executive Director, Global FM&SP Purchasing
                      Fax: (313) 337-1925

           (f) With respect to all Approved Capital Expenditures that are included in the Projects listed on Exhibit A, Visteon shall provide, within five business days after signing this Agreement, the following information:

               (i) Project information including line item detail

               (ii) In addition to the purchase orders, which have been provided to Ford prior to signing this Agreement, all documentation associated with the project that reflect the agreements between Visteon and the supplier; e.g., the statement of work, sourcing agreement, etc.; and

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               (iii) If available, the request from Ford that generated the project. With respect to all other Approved Capital Expenditures, Visteon shall provide all available project information including line item detail within fifteen (15) days after Ford's request.

           (g) If a purchase order associated with a Capital Expenditure for Equipment included in Projects listed on Exhibit A has terms and conditions that vary from the Visteon Terms & Conditions (rev4/03) such that, in Ford's reasonable opinion, the rights or obligations of an assignee of such purchase order would be materially and adversely different than those anticipated under the Visteon Terms & Conditions, then the parties will discuss in good faith a means by which to handle such purchase orders by entering into some other mutually acceptable accommodation for achieving the intent of this Agreement.

2.2 Ford (or its designee) shall hold title to all Equipment for which Ford (or its designee) either partially or wholly funds the Approved Capital Expenditures. If the applicable purchase order was entered into between Visteon and the supplier, then Visteon shall transfer title to Ford (or its designee) when the Equipment is delivered to the Plant or, if already delivered, within five business days after the date of this Agreement.

2.3 Visteon shall complete all spending for Capital Expenditures for Projects at any Plant where one-half or more of the full amount of the Project was paid as of January 1, 2005.

3. Term: The effective date of this Agreement shall be January 1, 2005. Ford or Visteon may terminate this Agreement at any time on or after January 1, 2006 by giving at least ten (10) business days' notice in advance to the other party. Notwithstanding any termination of this Agreement, Ford or its designee shall continue to pay for all Approved Capital Expenditures and acquire the related Equipment.

4. Installation and Use of Equipment: Visteon shall be responsible for the proper installation of the Equipment and, except to the extent included in the Approved Capital Expenditure, shall bear the cost thereof. Visteon shall use the Equipment only for production of Components. Unless consented to in writing by Ford, which consent shall not be unreasonably withheld, the Equipment may not be used for any other purpose. While the Equipment is in the possession or control of Visteon, Visteon shall, at its cost and expense, (a) properly use and maintain the Equipment in accordance with its current internal preventive maintenance policies and the instructions provided by the manufacturer of the Equipment, including, without limitation the manufacturer's warranty and preventive maintenance schedules and (b) keep it in good condition and repair.

5. Indemnification and Release:

(a) Visteon shall defend, indemnify and save harmless Ford, its subsidiaries, its designees, and their respective officers, directors, agents and employees (herein collectively called "Indemnitees") and hereby releases the Indemnitees from and against any and all losses, damages, claims, actions, costs, and

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expenses, including, but not limited to, reasonable and out-of-pocket fees and expenses of legal counsel and expert witnesses, that may be imposed upon or incurred by or asserted or entered against the Indemnitees, or any of them, by reason of actual or alleged

               (i) injury to or death of persons (including, without limitation, any employee or employees of one or more of the Indemnitees or of Visteon or of one or more of its contractors, subcontractors, vendors or agents);

               (ii) loss of or damage to the property of any person or legal entity (including without limitation any property of any employee or employees of one or more of the Indemnitees or of Visteon or of one or more of its contractors, subcontractors, vendors or agents) or,

               (iii) Violation of any law, ordinance or regulation of any governmental authority (including, without limitation, the United States of America or Mexico or any of their respective states or localities) by Visteon or by any of its contractors, subcontractors, vendors, agents or employees, as a result of or arising out of or in connection with the testing, evaluation, possession, installation, maintenance, repair, or use of the Equipment by or on behalf of Visteon, or the condition thereof; provided, however, that the foregoing agreement to indemnify and hold the Indemnitees harmless shall not be applicable to the extent that any such loss, damage, claim, action, suit, judgment, decree, order, cost, or expense are attributable to the sole negligence or the willful or wanton misconduct of the Indemnitees. Visteon shall promptly notify Ford of any event covered by this Paragraph of which Visteon has actual notice, and the Indemnitees shall be entitled to participate in the defense of any claim for expenses.

6. Return of Equipment: Upon Ford's request and at Visteon's expense, Visteon promptly shall deliver without restriction any or all of the Equipment and all related instructions and records to Ford, at Ford's option F.O.B. carrier Visteon's plant or F.O.B. Ford's facility freight collect, properly packed and marked in accordance with the requirements of the carrier and Ford. The Equipment shall be returned in the same condition in which it was delivered to Visteon, ordinary wear and tear excepted.

7. Title to the Equipment:

7.1 At all times title to the Equipment shall remain in Ford or its designee. Visteon agrees to keep the Equipment free of all liens and encumbrances. Visteon has no property rights or interest in the Equipment and may not grant any rights or interest in such Equipment to a third party. Ford shall have the right to enter Visteon's premises at reasonable times to inspect the Equipment and Visteon's records with respect thereto.

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7.2 Visteon authorizes Ford, at its option, to file UCC financing statement(s)
or similar notices for Equipment located in Mexico evidencing this bailment and Ford's ownership of the Equipment.

8. Risk of Loss: Visteon shall bear the risk of loss of or damage to the Equipment while it is in the possession or control of Visteon, including loss or damage that occurs despite Visteon's exercise of reasonable care. Visteon shall be responsible for any and all damage to the Equipment, whether caused by accident or otherwise. In the event of any material damage to the Equipment, Visteon shall notify Ford to that effect and follow such instructions as Ford may provide with respect to repair or disposal of the Equipment. The Equipment shall at all times be properly housed by Visteon and shall be marked "Property of Ford Motor Company" by Visteon. Visteon agrees to advise Ford in writing as to the location of the Equipment and shall not remove the Equipment from Visteon's premises without the prior written consent of Ford.

9. Insurance: Visteon shall insure the Equipment against damage, loss and theft and maintain insurance coverage and waive subrogation rights, all as provided in Exhibit D to this Agreement.

10. Default

10.1. A party (a "Non-Defaulting Party") may give notice to the other party (the "Defaulting Party"), upon occurrence of any of the following events, any one of which, after the expiration of the applicable cure period if such default is not cured by the end of such period, will be considered to be an "Event of Default":

          (a) Default by a Party. Any default by the Defaulting Party in the performance of any obligation or in the observance of any covenant or agreement (i) in this Agreement, or (ii) in the P&SA, which default may not be cured or is not effectively cured after a period of 30 days after written notice thereof has been given by the Non-Defaulting Party; provided that if such default cannot be cured within 30 days, then the Defaulting Party shall have a reasonable period to cure the default (not to exceed 60 days), during which period the Defaulting Party shall at all times diligently pursue a cure;

          (b) Termination of Existence Initiated by a Party. The Defaulting Party commences any proceeding to wind up, dissolve, or otherwise terminate its legal existence;

          (c) Termination of Existence Initiated by Another Person. Any proceeding is commenced against the Defaulting Party or any significant subsidiary (as defined in Section 1-02(w) of Regulation S-X to the Securities Act of 1933, as amended) (a "Significant Subsidiary") that seeks or requires the winding up, dissolution, or other termination of its legal existence, unless the proceeding is defended or contested in good faith by the Defaulting Party or such Significant Subsidiary within 30 days of the commencement of the proceeding in a manner that stays it and such defense or contest is pursued diligently thereafter;

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          (d)  Bankruptcy. Either (a) the Defaulting Party or any Significant
               Subsidiary seeks relief by any proceedings of any nature under any applicable laws for the relief of debtors; or (b) the institution against the Defaulting Party or any Significant Subsidiary of a proceeding under any applicable bankruptcy or similar law of any jurisdiction in which the Defaulting Party or such Significant Subsidiary carries on its business and thereafter continues unstayed and is not dismissed within 60 days of the commencement of the proceeding;

          (e) Appointment of a Receiver. The appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Party or any Significant Subsidiary, unless the appointment is defended or contested in good faith by the Defaulting Party or such Significant Subsidiary within 30 days of the commencement of the appointment in a manner that stays the appointment and then only so long as such defense or contest is pursued diligently thereafter; or

          (f) Assignment for Benefit of Creditors. The Defaulting Party or any Significant Subsidiary makes an assignment of a substantial part of its assets for the benefit of its creditors. For the avoidance of doubt, an assignment for the benefit of creditors does not include a bona fide financing arrangement, whether secured or unsecured, entered into with a third party.

10.2. Upon the occurrence of an Event of Default, the Non-Defaulting Party may terminate this Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for damages or otherwise, which the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination.

10.3 The provisions of this Section 10 are without prejudice to any other rights or remedies either party may have by reason of the default of the other party under this Agreement or any other agreement between the parties. Nothing in this Agreement shall be construed to extend the time period to cure a default under any other agreement between the parties.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if sent by first class mail, (b) when delivered, if delivered personally, (c) when delivered, if sent by telephonic facsimile, or (d) on the second following business day, if sent by overnight mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice);

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If to Visteon:

           Visteon Corporation
           One Village Center Drive
           Van Buren Township, MI 48111
           Attention:  General Counsel
           Fax: (734) 736-5563

If to Ford:

           Ford Motor Company
           Office of the Secretary
           One American Road
           12th Floor World Headquarters
           Dearborn, Michigan 48126
           Fax: (313) 248-7036

With a copy to:

           Ford Motor Company
           One American Road
           Dearborn, Michigan 48126
           Attention:  Executive Director, Global FM&SP Purchasing
           Fax: (313) 337-1925

Notwithstanding the foregoing, invoices submitted by Visteon to Ford pursuant to
Section 2.2(b) hereof shall be sent as specified in Section 2.2(b).

The parties by notice hereunder may designate other addresses to which notices will be sent.

12. Miscellaneous:

12.1 No Agency. This Agreement does not make either party the agent or legal representative of the other party. Neither party is authorized to create any obligation on behalf of the other party.

12.2 Amendments and Conflicts. No amendment to this Agreement will be binding upon either party unless it is in writing and is signed by a duly authorized representative of each party. In the event of a conflict between this Agreement and the Funding Agreement, the terms of this Agreement shall control. Except as specifically stated herein, nothing in this Agreement shall be construed to amend or otherwise alter the responsibilities of the parties under any purchase orders or other agreements between Ford (and its affiliates) and Visteon (and its affiliates) for the purchase and supply of parts and components.

12.4 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, but Visteon may not assign this Agreement or delegate performance of any of its obligations hereunder without the prior written consent of Ford. Ford may sell, assign, transfer, or otherwise encumber any interest or right hereunder with respect to the Equipment. No such action by Ford shall be interpreted as releasing Visteon from any of its obligations as specified in this Agreement.

12.5 Severability. If any provision of this Agreement, or portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

12.6 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflict of laws rules. Each party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter.

12.7 Disputes. If a dispute arises between the parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, hereunder; provided, however, that a party may seek injunctive relief from a court where appropriate solely for the purpose of maintaining the status quo while this procedure is being followed:

     (a) The parties promptly shall hold a meeting of senior managers of each party who have decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided, however, that no party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled.

     (b) If the parties are unable to negotiate a mutually satisfactory resolution as provided above, any party may so notify the other. In that event, the parties agree to participate in good faith in mediation of the dispute. Such mediation shall conclude no later than forty-five (45) days from the date that the mediator is appointed. If the parties are not successful in resolving the dispute through mediation, then the parties agree to submit the matter to binding arbitration before a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each party shall submit its requested relief to the other party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one

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          party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the parties.

           (c) Mediation and, if necessary, arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the mediator or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

12.8 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

12.9 No Waiver: Failure by Ford to enforce any term, provision or condition hereof, or to exercise any of its rights hereunder, shall not be construed as thereafter waiving any such terms, provisions, conditions or rights. In no event shall any course of dealing, custom or usage of trade modify, alter or supplement any of the terms or provisions contained herein.

12.10 Right to Audit: (a) If requested by Ford, Visteon will permit Ford (which, for purposes of this Section 12.10, includes its authorized representatives) to:

               (i) Examine all pertinent documents, data and other information relating to Visteon's obligations under this Agreement, any payment made to Visteon or to any Equipment supplier or installer or any claim by Visteon;

               (ii) View the Equipment and any of Visteon's activities relating to the Equipment; and

               (iii) Audit any facility or process to determine compliance with the requirements of this Agreement.

         Any examination under this Section 12.10 will be conducted during normal business hours and upon advance written notice to Visteon.

         (b) If requested by Ford, Visteon will use its best efforts to permit Ford to obtain from the subcontractors of, and suppliers to, Visteon the information and permission to conduct the reviews specified in
         Section 12.10, regardless of any other right Ford may have to that information or facilities.

         (c) Visteon will keep all relevant documents, data and other written information for at least two years following the termination of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

FORD MOTOR COMPANY  VISTEON CORPORATION



By:       /s/ Don R. Leclair                By:   /s/ James F. Palmer
         ------------------------------          ------------------------------
         Don R. Leclair                            James F. Palmer
Title:   Executive Vice President and       Title: Executive Vice President and
         Chief Financial Officer                   Chief Financial Officer

Date:    March 10, 2005                     Date:   March 10, 2005